                                                                  Exhibit 11.1


                                  ArQule, Inc.
            Statement Re Computation of Unaudited Net Loss Per Share
                      (In Thousands, Except Per Share Data)

                                                   Three Months Ended
                                                        March 31,
                                                       (Unaudited)
                                                    2000         1999
                                                 -----------  -----------

Net loss                                         $ (1,342)    $ (3,966)
                                                 ===========  ===========
Weighted average shares outstanding:
         Common Stock                              13,205        12,317
Weighted average common shares outstanding         13,205        12,317
                                                 ===========  ===========

         Net loss per share - basic and          $ (0.10)     $  (0.32)
         diluted                                 ===========  ===========








                                   - PAGE 14 -